Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

FibroBiologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	Rule 457(c) and (h)	12,500,000 (2)	$9.01	(3)	$112,625,000	$147.60 per $1,000,000	$16,623.45
Total Offering Amounts						$112,625,000		$16,623.45
Total Fee Offsets								—
Net Fee Due								$16,623.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, par value $0.00001 per share (the “Common Stock”) of FibroBiologics, Inc. that may be issued pursuant to the FibroBiologics, Inc. 2022 Stock Plan (the “2022 Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	Represents 12,500,000 shares of Common Stock that are or may become issuable under the 2022 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Stock Market, on May 9, 2024.